EXHIBIT 99.1

Contact Information:
Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP ANNOUNCES RESULTS FOR SEPTEMBER 30, 2007

LOS ANGELES, CA — October 26, 2007 — Manhattan Bancorp (“Bancorp”) (OTCBB: MNHN) the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced results for the period ended September 30, 2007. Bank of Manhattan, which commenced operations on August 15, 2007, increased total assets to $30,021,000, generated total deposits of $7,431,000 and funded net loans totaling $4,711,000 for the period ended September 30, 2007. Bancorp’s net loss, which includes all the costs associated with the pre-organization, regulatory filings, and formation of the Bank since the inception date of June 19, 2006, was $1,932,000 for the period ended September 30, 2007.

“Our strong start reflected by the amount of loans and deposits generated in just over six weeks is a direct result of the strength of the team we have assembled, the market and the reception of the Bank by the business community in Los Angeles and specifically the South Bay area,” stated Jeffrey M. Watson, President and Chief Executive Officer. “The shareholder base, consisting of over 300 local investors, has been very supportive throughout, which is extremely gratifying.”

Manhattan Bancorp closed its $10 per share initial stock offering on September 26, 2007, with total capitalization of $24.9 million, of which, $23.5 million was utilized to capitalize Bank of Manhattan. Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to Bancorp’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in Bancorp’s Form SB-2 Registration Statement filed with respect to its initial public offering and other reports filed with the Securities and Exchange Commission.  Bancorp does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.